S1 Holds Investor Conference;
Provides Financial Guidance for 2003

Atlanta, September 19th, 2002 — S1 Corporation (Nasdaq:SONE), a leading global provider of Enterprise software solutions, held an investor conference today.

At the conference, S1 reaffirmed its previous revenue and EPS guidance for Q3 and Q4 of 2002, and provided 2003 revenue guidance for the first time. The company reiterated its expectations that it will reach profitability in Q4 of 2002, and will remain cash flow positive and profitable on a quarterly and annual basis throughout 2003. The company is currently in the process of finalizing its budget for 2003, and stated that it would provide specific guidance ranges for expenses and earnings per share in its third quarter earnings release, scheduled for October 29, 2002.

	Q3 2002	Q4 2002	FY 2002	FY 2003

Revenue*	$58M — $62M	$62M — $67M	$243M — $252M	$248M — $258M

EPS – Continuing	($.08) to		($.18) to

Operations*^	($.03)	$.01 to $.05	($.09)	To be provided 10/29/2002

EPS – including	($.07) to		($.23) to

Discontinued Ops	($.01)	$.03 to $.08	($.12)	To be provided 10/29/2002

*	Excludes results of discontinued operations from assets held for sale.

^	Excludes provision for cost of potential Q4 expense alignment activities.

Webcast

A webcast of all executive presentations from today’s analyst conference will be available online at www.s1.com beginning September 20, 2002.

About S1 Corporation

S1 (Nasdaq: SONE) is a leading global provider to more than 3,900 banks, credit unions, insurance providers, and investment firms of enterprise software solutions that turn customer interactions into profits. S1’s Enterprise eFinance solutions deliver a transactionable, customer-centric view across all delivery channels, resulting in a more compelling experience for the customers and a more profitable relationship for the financial institution. S1 is the only eFinance provider with the proven experience, breadth of products, and financial strength to empower financial services companies’ Enterprise eFinance strategy. Additional information about S1 is available at www.s1.com

Forward Looking Statements

This press release contains forward-looking statements relating to results of operations. Such statements are made based on management’s beliefs as well as assumptions made by, and information currently available to, management pursuant to “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgement, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in S1’s Annual Report on Form 10-K for the year ended December 31, 2001, on file with the SEC.

CONTACTS:

Nancy O’Donnell
VP of Investor Relations, S1 Corporation
404/923-6671
nancy.odonnell@s1.com

Sterling Hager, Inc. for S1 Corporation
Tracey Frederickson, 617/926-6665
tfrederickson@sterlinghager.com